------------------------------------
                                            SEC FILE NUMBER
                                            001-11568
                                            ------------------------------------
                                            CUSIP NUMBER
                                            873589105
                                            ------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


(Check One):
/X/Form 10-K    /_/Form 20-F   /_/Form 11-K    /_/Form 10-Q   /_/Form N-SAR

              For Period Ended: June 30, 1999
                  /X/     Transition Report on Form 10-K
                  /_/     Transition Report on Form 20-F
                  /_/     Transition Report on Form 11-K
                  /_/     Transition Report on Form  10-Q
                  /_/     Transition Report on Form N-SAR
                           For the Transition Period Ended:_________
--------------------------------------------------------------------------------
     Read instruction (on back) Before Preparing Form. Please Print or Type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
--------------------------------------------------------------------------------

    If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
--------------------------------------------------------------------------------

PART I - REGISTRANT INFORMATION

Tadeo Holdings, Inc.
--------------------------------------------------------------------------------
Full Name of Registrant

--------------------------------------------------------------------------------
Former Name if Applicable

--------------------------------------------------------------------------------
Address of Principal Executive Office (Street & Number)

5 Hanover Square  24th Floor, New York, New York 10004
--------------------------------------------------------------------------------
City, State and Zip Code

PART II - RULES  12b-25 (b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25 (b), the following should be completed. (Check box if appropriate).

/X/ (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

/X/ (b) The subject annual report, semi-annual report, transition report on Form
        10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date;

/_/ (c) The accountant's statement or other exhibit required by Rule
        12b-25 (c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period. (Attach Extra Sheets if Needed).

Tadeo Holdings, Inc. was involved in several securities transactions that occurred at the end of the 1999 fiscal year. Dealing with the complicated accounting treatment for these transactions has made it difficult, without incurring unreasonable expenses, to file the report on 10-K without an extension of time.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

Michael F. Niles                        (540)          982-7199
----------------------------------     -----------   ---------------------------
      (Name)                           (Area Code)     (Phone
Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period) that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).


                                                        /X/ Yes         /_/ No

--------------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                       /_/  Yes         /X/ No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                              Tadeo Holdings, Inc.
 -------------------------------------------------------------------------------
                (Name of Registrant as specified in its charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  September 24, 1999          By: /s/Michael F. Niles
                                      ---------------------
                                   Name: Michael F. Niles
                                   Title: Controller